PROSPECTUS SUPPLEMENT NO. 1 (to Prospectus dated April 12, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-271149
Amprius Technologies, Inc.

This prospectus supplement is being filed to update and supplement the information contained in our prospectus dated April 12, 2023 (the “Prospectus”) with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 19, 2023. Accordingly, we have attached our Current Report on Form 8-K to this prospectus supplement.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our common stock and public warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “AMPX” and “AMPX.W,” respectively. On April 18, 2023, the last reported sales prices for our common stock and public warrants on the NYSE were $9.21 and $0.43, respectively.
We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 6 of the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is April 19, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________
FORM 8-K
_________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 15, 2023
_________________________
Amprius Technologies, Inc.
(Exact name of Registrant as Specified in Its Charter)
_________________________

Delaware	001-41314	98-1591811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Page Ave Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (800) 425-8803
N/A
(Former Name or Former Address, if Changed Since Last Report)
_________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AMPX	The New York Stock Exchange
Redeemable warrants, each exercisable for one share of common stock at an exercise price of $11.50	AMPX.W	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.
On April 15, 2023, Amprius Technologies, Inc., a Delaware corporation (the “Company”), entered into a Lease Agreement (the “Lease Agreement”) with Starboard Platform Brighton JV LLC (the “Landlord”) to lease premises consisting of approximately 774,000 square feet of space, located at 18875 East Bromley Lane, Brighton, Colorado 80601, to build the Company’s GWh-scale manufacturing facility.
The zoning for this site is Industrial PUD and currently does not allow for manufacturing our batteries. If Landlord is unable to obtain the re-zoning approval before the end of the Zoning Contingency Period (as defined in the Lease Agreement), the Lease Agreement will automatically terminate.
The term of the lease commences on June 1, 2024 and runs 180 months, with two additional 5-year renewal options.
The base rent obligations over the term range from $4.50 to $7.04 per square foot per year. The base rent for the first 19 months of the term will be abated in accordance with the Lease Agreement. Pursuant to such abatement right, the amount of base rent to be paid monthly by the Company is anticipated to be (i) none during months 1 through 6; (ii) $187,500.99 during months 7 through 12; and (iii) $193,593.75 during months 13 through 19. The Landlord has the right to buy out all or any portion of the abated rent by providing a cash payment to the Company in an amount equal to the outstanding rent abatement, discounted to present value at 8% per annum.
The Lease Agreement is furnished as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference. The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the Lease.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description

10.1	Lease Agreement, dated April 15, 2023, by and between Amprius Technologies, Inc. and Starboard Platform Brighton JV LLC

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPRIUS TECHNOLOGIES, INC.

Date: April 19, 2023	By:	/s/ Sandra Wallach
Name: Sandra Wallach
Title: Chief Financial Officer